As filed with the Securities and Exchange Commission on March 30, 2001.

                                                      Registration No. 333-94597
================================================================================
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
----------------------- POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                 (Name of small business issuer in its charter)

                  WISCONSIN                             7389                          39-1924096
       (State or other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
       incorporation or organization)        Classification Code Number)        Identification Number)

               16901 WEST GLENDALE DRIVE
             NEW BERLIN, WISCONSIN  53151                                        16901 WEST GLENDALE DRIVE
          (262) 780-3640 - FAX (262) 780-3655                                   NEW BERLIN, WISCONSIN  53151
(Address and telephone number of principal executive offices)            (Address of principal place of business)

                                DONALD F. MARDAK
                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                            16901 WEST GLENDALE DRIVE
                           NEW BERLIN, WISCONSIN 53151
                       (262) 780-3640 - FAX (262) 780-3655
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

       ROBERT J. PHILIPP, ESQ.                    GERALD R. TURNER, ESQ.
          KRANITZ & PHILIPP                 GERALD R. TURNER & ASSOCIATES, S.C.
      2230 EAST BRADFORD AVENUE                  411 EAST WISCONSIN AVENUE
     MILWAUKEE, WISCONSIN  53211                MILWAUKEE, WISCONSIN  53202
(414) 332-2118 - FAX (414) 332-4480         (414) 278-7865 - FAX (414) 278-0064

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________ If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________ If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                            Proposed         Proposed
                                           Amount           maximum          maximum          Amount of
 Title of each class of securities          to be        offering price      aggregate       registration
          to be registered               registered         per unit       offering price         fee
------------------------------------------------------------------------------------------------------------
            Common Stock              1,150,000 shares      $6.00 (1)      $6,900,000 (1)      $1,821.60
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                                1,000,000 SHARES
                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                                  COMMON STOCK

                               ------------------

     International Monetary Systems, Ltd. is offering a minimum of 50,000 shares and a maximum of 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares.

                               -------------------

     We anticipate that, upon the completion of this offering, our common stock will be quoted on the NASD's OTC Bulletin Board under the symbol "IMSB."

                               -------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               -------------------
                               PRICE $6.00 A SHARE
                               -------------------

                                                                         Underwriting               Proceeds to
                                                 Price to                Discounts and             International
                                                  Public                  Commissions             Monetary Systems
                                                  ------                  -----------             ----------------

Per Share.................................         $6.00                     $0.48                      $5.52
Minimum (50,000 shares)...................       $300,000                   $24,000                   $276,000
Maximum (1,000,000 shares)................      $6,000,000                 $480,000                  $5,520,000

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This is a best-efforts, minimum-maximum offering. Our selected placement agents were required to sell the minimum offering of 50,000 shares or no shares would have been sold. The selected placement agents are not required to sell any specific number or dollar amount of securities in excess of the 50,000-share minimum offering, but will use their best efforts to sell all of the 1,000,000 shares offered. Funds received from subscribers are held in escrow by Grafton State Bank. Unless collected funds sufficient to purchase at least the minimum offering of 50,000 shares had been received by the escrow agent from accepted subscribers within 120 days from the initial date of this prospectus, all purchase payments would have been returned in full to subscribers, without interest or deduction. The 50,000-share minimum offering was sold within the foregoing period, and, accordingly, the offering may continue until 1,000,000 shares are sold or December 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.


                             LISS FINANCIAL SERVICES


July 25, 2000, amended April    , 2001

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Prospectus Summary....................................................    3
Risk Factors..........................................................    5
Use of Proceeds.......................................................    8
Dividend Policy.......................................................    8
Dilution..............................................................    9
Selected Financial Data...............................................   10
Management's Discussion and Analysis of Financial Condition
    and Results of Operations.........................................   11
Business..............................................................   14
Management............................................................   21
Certain Relationships and Related Transactions........................   23
Principal Stockholders................................................   24
Description of Securities.............................................   25
Common Stock Eligible for Future Sale.................................   28
Underwriting..........................................................   30
Legal Matters.........................................................   32
Experts...............................................................   32
Where You Can Find Additional Information.............................   32
Index to Consolidated Financial Statements............................   33
Exhibit A (Subscription Agreement)....................................  A-1

                               PROSPECTUS SUMMARY

     You should read the following summary in conjunction with the more detailed information appearing elsewhere in this prospectus concerning our company and the common stock being offered, including our consolidated financial statements and related notes. In this prospectus, "IMS," "we," "us" and "our" refer to International Monetary Systems, Ltd., a Wisconsin corporation, and its subsidiaries, and not to the selected placement agents.

                                  OUR COMPANY

     IMS was incorporated in 1988 under the laws of the State of Wisconsin. We acquire, own, manage and operate trade exchanges and related businesses. Trade exchanges or barter networks are financial service firms which permit companies and individuals to exchange goods and services utilizing an electronic currency known as "trade dollars." In the typical barter transaction, a member offers to sell products or services in return for the exchange's trade dollars, typically referenced as "T$", which are paid to the member by the purchaser in the transaction. For example, T$100 refers to $100 worth of trade dollars that are used to acquire a product or service priced at $100 in U.S. currency. If the purchase price is greater than the amount of earned trade dollars in the buyer's account, the exchange may grant a trade dollar line of credit to the buyer. Periodically, each member has to account for any deficit in its trade account.

     Currently, we service over 2,400 barter customers. We have continually expanded our customer base, principally through the acquisition of four other barter exchanges, and by persuading our members to increase their trade volume. We currently conduct our business operations only in the United States. However, we may in the future begin to operate internationally, particularly in the areas of business-to-business and consumer barter on the Internet.

     Our mailing address is 16901 W. Glendale Drive, P.O. Box 510305, New Berlin, Wisconsin 53151, and our telephone numbers are (800) 236-8104 and (262) 780-3640; the telephone number for our facsimile line is (262) 780-3655. Our Internet address is www.ctebarter.com.

                                  THE OFFERING

     Common stock offered................................................     1,000,000 shares
     Common stock outstanding before the offering........................     2,136,704 shares
     Common stock to be outstanding after minimum offering...............     2,186,704 shares
     Common stock to be outstanding after maximum offering...............     3,136,704 shares
     Proposed OTC Bulletin Board trading symbol..........................     IMSB


     This is a best-efforts, minimum-maximum offering. Unless collected funds sufficient to purchase at least the minimum offering of 50,000 shares had been received by the escrow agent from accepted subscribers within 120 days from the initial date of this prospectus, the offering would have terminated and no shares would have been sold. The 50,000-share minimum offering was sold within the foregoing period, and, accordingly, the offering may continue until 1,000,000 shares are sold or December 31, 2001, whichever occurs first. Our selected placement agents are not obligated to (1) sell any number or dollar amount of our common stock in excess of the 50,000-share minimum offering or (2) purchase any shares at any time. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we cannot guarantee how much stock in excess of the required minimum will ultimately be sold in this offering. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.

                                 USE OF PROCEEDS

     We will use the net proceeds of this offering to develop our Web site and increase marketing efforts, which will involve the hiring of additional personnel. If net proceeds are sufficient to do so, we also propose to acquire other trade exchanges in order to expand the geographic scope of our business and make more extensive use of our facilities and personnel. We may on a selective basis acquire partial or complete ownership of firms in unrelated fields which utilize barter services or offer other operating synergies with our barter business. Please see "Use of Proceeds" for additional information concerning the manner in which we intend to expend the net proceeds of this offering.


                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes, which are included in this prospectus. The information shown below as of December 31, 2000 and 1999, and for the years which ended on those dates, has been taken from our consolidated financial statements, which have been audited by Smith & Gesteland, LLP., independent certified public accountants.



                                                                 Year Ended
                                                        ----------------------------
                                                        December 31,    December 31,
                                                            2000            1999
                                                        ------------    ------------
STATEMENT OF INCOME DATA:

     Gross revenue .................................    $ 2,105,652     $ 1,930,506
     Cost of sales .................................        552,093         533,655
                                                        -----------     -----------
               Net revenue .........................      1,553,559       1,396,851
                                                        -----------     -----------
     Total expenses ................................      1,560,436       1,415,839
                                                        -----------     -----------
     Loss before income taxes ......................         (6,877)        (18,988)
     Income tax expense (benefit) ..................          2,927          (4,583)
                                                        -----------     -----------
               Net loss ............................    $    (9,804)    $   (14,405)
                                                        ===========     ===========
     Retained earnings (deficit) beginning
        of period ..................................    $   (46,787)    $   (32,382)
                                                        -----------     -----------
     Retained earnings (deficit) end
        of period ..................................    $   (56,591)    $   (46,787)
                                                        ===========     ===========

     Net income (loss) per common share ............    $     (0.01)    $     (0.01)
                                                        ===========     ===========
     Weighted average common
          shares outstanding .......................      2,222,898       1,992,198




BALANCE SHEET DATA:
                                                                    December 31, 2000
                                                                    -----------------
     Cash and cash equivalents...................................       $  231,704
     Total assets................................................       $  911,868
     Long-term debt, less current portion........................       $  128,277
     Stockholders' equity........................................       $  680,563


                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment.

THIS IS A BEST-EFFORTS, MINIMUM-MAXIMUM OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR COMMON STOCK TO ADEQUATELY FUND OUR PLANNED METHOD OF GROWTH AND EXPANSION.


     The managing placement agent, Liss Financial Services, and the other selected placement agents are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 50,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum will ultimately be sold in this offering.


     We plan to use up to approximately $100,000 of net offering proceeds to enhance our existing business, whether or not we are also able to acquire additional exchanges or other complementary businesses. However, we believe that the most cost-effective and rapid growth of our company can be achieved through one or more acquisitions. We anticipate that we will be able to acquire additional barter exchanges for prices ranging from approximately $100,000 to $1 million per exchange. If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for such acquisitions, we will expend all the proceeds we receive to grow and expand our existing business, principally by expanding our Internet site and otherwise increasing our marketing efforts. Our inability to obtain adequate financing may impede our growth and thus negatively affect the return on your investment in our common stock.

WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE SUSTAINED.

     While our common stock will be quoted on the NASD's OTC Bulletin Board upon completion of this offering, we cannot provide definite assurance that our shares will be actively traded. The development and continuation of a trading market will depend principally upon our business, financial condition and operating results. Further, if the market price for our common stock drops below $5.00 per share, SEC rules may impose additional requirements upon broker-dealers who effect transactions in our shares, principally with respect to (1) additional disclosures concerning the risks of investment in lower-priced stocks, (2) written investor-suitability determinations and (3) written authorization of these transactions by the proposed purchasers. Compliance with these rules could impede trading and adversely impact the price and liquidity of your shares.

INCREASED REGULATION OF THE BARTER INDUSTRY COULD NEGATIVELY AFFECT OUR
BUSINESS.

     The barter industry is in large part currently self-regulated. We have obtained all federal, state and local licenses, permits and bonds necessary to operate our business and facilities. However, we cannot assure you that the barter industry in general, and our company in particular, will not in the future be subject to increased and more restrictive governmental regulation. If such regulation restricts or limits our ability to conduct our business, or if we are required to pay substantial compliance costs, our business, financial condition and operating results could be harmed and the return on your investment in our common stock might be negatively affected.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price of our common stock is substantially higher than its book value immediately after the offering. As a result, if you invest in this offering, you will incur immediate dilution of at least $4.12 per share in the book value of the shares purchased from the price you pay for your stock. You will incur this dilution largely because our earlier investors paid substantially less than the initial public offering price when they purchased their common stock. See the discussion under "Dilution" for a calculation of the dilution you will experience, assuming various levels of sales in this offering.

PROVISIONS IN OUR CHARTER DOCUMENTS AND WISCONSIN LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND POSSIBLY REDUCE THE AMOUNT PAID FOR OUR COMMON STOCK IN THE FUTURE.

     Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together:

     -    discourage potential acquisition proposals;

     -    delay or prevent a change in control; and

     - limit the price that investors might be willing to pay in the future for shares of our common stock.

     The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Securities - Anti-Takeover Provisions" for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.


NEITHER OUR PRESIDENT NOR EITHER OF OUR VICE PRESIDENTS IS COVERED BY "KEY PERSON" LIFE INSURANCE, AND THE LOSS OF ONE OR MORE OF THESE KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS RESULTS AND THE VALUE OF YOUR INVESTMENT.

     Our future success depends upon the continued services of our management team, including our president, Donald F. Mardak, and our two vice presidents, Dale L. Mardak and John E. Strabley, Jr. The loss of the services of any one or more of these key employees could have a material adverse effect on our business, financial condition, operating results and, potentially, the value of your investment in our common stock. We do not have "key person" life insurance policies covering any of our employees.


OUR MANAGEMENT MAY NOT BE SUCCESSFUL IN APPLYING THE PROCEEDS OF THIS OFFERING IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.

     The net proceeds of this offering have not been allocated for specific purposes, and we will have broad discretion in determining how the proceeds will be used. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning acquisitions, if any, or other purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds from this offering, whether in our existing operations or for external investments, in ways which increase our profitability or our market value, or otherwise yield favorable returns. See "Use of Proceeds" for information concerning how we plan to use the proceeds from this offering.

BECAUSE EXISTING STOCKHOLDERS WILL CONTINUE TO OWN A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, THE VOTING POWER OF OTHER STOCKHOLDERS WILL BE LIMITED.

     We anticipate that our directors, executive officers and their affiliates will beneficially own, in the aggregate, more than 57% of our outstanding common stock after this offering. As a result, if these persons act together, they will have the ability to control all matters submitted to our stockholders for approval and to exercise controlling influence over our business and affairs. This includes any determination as to the election and removal of directors and the approval of any merger or other business combination, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends on our common stock. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about the ownership of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


     As of December 31, 2000, the officers and directors of our company and their affiliates owned, in the aggregate, 1,772,000 shares, or 79.4%, of our outstanding common stock. These persons entered into lock-up agreements, all of which have now expired, that prevented them from selling, pledging or otherwise disposing of their common stock for a period of 120 days after the commencement of this offering, without the prior written approval of Liss Financial Services, the managing placement agent. Upon the expiration of the 120-day lock-up period, these 1,772,000 shares held by our affiliates became eligible for sale in the public market, subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act. An additional 476,856 shares of our outstanding common stock, including 112,152 shares subject to warrants, which are held by non-affiliates and not subject to lock-up agreements, became eligible for sale at approximately the same time. Of these shares, approximately 446,856 may be sold subject to some Rule 144 requirements, and approximately 30,000 shares may be sold publicly without Rule 144 restrictions. Sales of substantial amounts of our common stock in the public market, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. For a more detailed discussion of potential future sales by existing stockholders, see "Shares Eligible for Future Sale."


WE DO NOT INTEND TO DECLARE OR PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

                                 USE OF PROCEEDS

     We estimate that our net proceeds from the sale of this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $125,000 if the minimum offering of 50,000 shares is sold and $5,250,000 if the maximum offering of 1,000,000 shares is sold. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.


     Because this is a best-efforts, minimum-maximum offering, we can give you no definite assurance as to how much of our common stock in excess of the 50,000-share minimum will ultimately be sold in this offering. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.


     We intend to use the net proceeds we receive from the offering for working capital and general corporate purposes, including

     - developing our Internet World Wide Web site, including an on-line consumer barter auction;

     -    expanding and improving our marketing efforts; and

     -    improving and promoting our services and facilities.

     We currently estimate that up to approximately $100,000 will be used for these purposes. While we presently anticipate that offering proceeds will be expended for the above purposes in approximately equal amounts, the actual amount that we expend for these purposes will depend on a number of factors, including the amount which is raised in this offering, our future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

     If we receive sufficient net offering proceeds in excess of the 50,000-share minimum offering, we intend to use a portion of such proceeds to acquire one or more barter exchanges or other businesses, or to make strategic investments in barter exchanges or other businesses, that are complementary to our business. We currently anticipate that we will be able to acquire additional barter exchanges for prices ranging from approximately $100,000 to $1 million per exchange. We continually evaluate and discuss potential acquisitions and strategic investments. If the net proceeds of this offering are not sufficient to meet our cash requirements for one or more acquisitions, we will expend all the proceeds we receive to grow and expand our existing business, principally by expanding our Internet site and otherwise increasing our marketing efforts.

     Pending their use, net proceeds from this offering will be invested in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                    DILUTION


     Our net tangible book value as of December 31, 2000 was approximately $627,090, or $0.27 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. The following table illustrates the dilution to purchasers of common stock in this offering after 51,916 shares had been sold as of December 31, 2000, and also at certain arbitrarily determined sales levels (ie., 200,000, 600,000 and 1,000,000), in all cases after deduction of underwriting commissions and other estimated offering expenses payable by us. At the sales levels indicated, our pro forma net tangible book value at December 31, 2000 would have been $741,670, $1,562,090, $3,722,090 or $5,882,090, respectively, or $0.32, $0.67, $1.36 or
$1.88, respectively, per share of common stock, representing an immediate increase in net tangible book value of $0.04, $0.40, $1.09 or $1.59, respectively, per share to existing stockholders and immediate dilution of $5.68, $5.33, $4.64 or $4.12, respectively, per share to new investors.




                                                                  Number of shares of common stock sold
                                                                           in the offering (1)
                                                           ---------------------------------------------------
                                                             51,916       200,000      600,000     1,000,000
                                                             Shares       Shares       Shares       Shares
                                                             ------       ------       ------       ------
Initial public offering
      price per share ........................               $ 6.00       $ 6.00       $ 6.00       $ 6.00
   Net tangible book value
      as of December 31, 2000 ................             0.27         0.27         0.27          0.27
   Increase in net tangible book value
      attributable to new investors ..........             0.04         0.40         1.09          1.59
                                                         ------       ------       ------        ------
Pro forma net tangible book value
     per share after sale of shares ..........                 0.32         0.67         1.36         1.88
                                                             ------       ------       ------       ------
Dilution per share to new public investors....               $ 5.68       $ 5.33       $ 4.64       $ 4.12
                                                             ======       ======       ======       ======



----------------------

(1) The numbers of shares of common stock shown as sold in the above table, in excess of the 51,916 shares which had been sold as of December 31, 2000, have been arbitrarily selected by us for purposes of illustration only. We can provide no definite assurance as to how much of our common stock will ultimately be sold in this offering. See "Risk Factors" and "Underwriting" for additional information concerning this best-efforts, minimum-maximum offering.

     The following table summarizes, on a pro forma basis as of December 31, 2000, after giving effect to the sale in this offering of 51,916 shares as of that date, the difference between the number of shares of common stock purchased from IMS, the total consideration paid and the average price per share paid by those stockholders who purchased shares prior to this offering and by new public investors purchasing shares in this offering at the initial public offering price of $6.00 per share, before deduction of underwriting commissions and other estimated offering expenses payable by us:



                                         Shares                           Total
                                        Purchased                     Consideration              Average
                                   ---------------------         -----------------------      Consideration
                                   Amount        Percent         Amount          Percent      Paid Per Share
                                   ------        -------         ------          -------      --------------
Stockholders before offering...   2,136,704       97.6%        $1,388,858         81.7%           $0.65
New public investors (1) ......      51,916        2.4%           311,496         18.3%           $6.00

     Total ....................   2,188,620      100.0%        $1,700,354        100.0%

-----------------------------

(1) If sales levels of 200,000 shares, 600,000 shares and 1,000,000 shares are assumed for purposes of illustration only, at the initial public offering price of $6.00 per share, the percent of total shares sold which are purchased by new investors would be 8.6%, 21.9% and 31.9%, respectively; and the aggregate consideration paid by new investors would be $1,200,000, $3,600,000 or $6,000,000, respectively, or 46.4%, 72.2% or 81.2%, respectively, of the total consideration paid for all of the common stock to be outstanding after this offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. We can provide no definite assurance as to how much of our common stock will ultimately be sold in this offering. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.

                             SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes, which are included in this prospectus. The information shown below as of December 31, 2000 and 1999, and for the years which ended on those dates, has been taken from our consolidated financial statements, which have been audited by Smith & Gesteland, LLP., independent certified public accountants.



                                                                Year Ended
                                                      -------------------------------
                                                      December 31,      December 31,
                                                          2000             1999
                                                      -----------       -----------

STATEMENT OF INCOME DATA:
    Revenues:
         Gross revenues ........................      $ 2,105,652       $ 1,930,506
         Cost of sales .........................          552,093           533,655
                                                      -----------       -----------
              Net revenues .....................        1,553,559         1,396,851
    Expenses:
         Payroll, related taxes and employee
            benefits ...........................          966,118           788,717
         General and administrative ............          288,586           284,927
         Occupancy .............................          131,977           166,361
         Selling ...............................          150,464           142,310
         Other .................................           23,291            33,524
                                                      -----------       -----------
              Total expenses ...................        1,560,436         1,415,839
    Loss before income taxes ...................           (6,877)          (18,988)
    Income tax expense (benefit) ...............            2,927            (4,583)
                                                      -----------       -----------
              Net loss .........................      $    (9,804)      $   (14,405)
                                                      ===========       ===========
    Retained earnings (deficit) beginning
       of period ...............................      $   (46,787)      $   (32,382)
                                                      -----------       -----------
    Retained earnings (deficit) end
       of period ...............................      $   (56,591)      $   (46,787)
                                                      ===========       ===========
              Net income (loss) per common share      $     (0.01)      $     (0.01)
                                                      ===========       ===========
    Weighted average common
       shares outstanding ......................        2,222,898         1,992,198



BALANCE SHEET DATA:                                                                      December 31, 2000
                                                                                         -----------------
     Cash and cash equivalents.......................................................       $  231,704
     Total assets....................................................................       $  911,868
     Long-term debt, less current portion............................................       $  128,277
     Stockholders' equity............................................................       $  680,563

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following commentary in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

RESULTS OF OPERATIONS

     Gross Revenue. As described under "Business - Cash and Trade Dollar Income," our consolidated gross revenues consist of (1) barter transaction fees;
(2) monthly maintenance fees; (3) proceeds from the sale of merchandise from our own inventory and of dining or gift certificates, known as "scrip"; (4) membership set-up fees; and (5) other miscellaneous revenues, principally including commissions earned by our travel division, which commenced operations in September, 1999. We bill our clients monthly for transaction fees and we have an excellent record of collections on our receivables, with most collected within 30 days after the transaction. We generate additional revenue when we purchase merchandise at wholesale or from manufacturers and distributors who are liquidating, and then we resell these products to our exchange members at a markup. We sometimes purchase merchandise for cash and other times purchase by issuing barter credit. We generate trade dollar revenue when we purchase and then resell goods and services through our barter network. We also generate trading revenue when we issue dining and gift scrip if, as is periodically the case, the scrip is never redeemed by the holder.


     In fiscal 1999, we processed over $11,150,000 in total client barter transactions, which generated consolidated gross revenues of $1,930,506. Transaction fees totaled $883,344 or 45.8% of our consolidated gross revenues; monthly service fees accounted for $334,350 or 17.3%; and proceeds from sales from our inventory and of scrip were $624,373 or 32.3% of such revenues. Membership fees and other miscellaneous sources produced the remaining $88,439 or 4.6% of our gross revenues for 1999. In fiscal 2000, we processed over $12,100,000 in client barter transactions which generated consolidated gross revenues of $2,105,652, representing an increase of 8.5% in transactions and 9.1% in gross revenues. Transaction fees totaled $968,705 or 46.0% of our consolidated gross revenues; monthly service fees accounted for $377,494 or 17.9%; and proceeds of sales from our inventory and of scrip were $674,883 or 32.0% of such revenues. Membership fees and other miscellaneous sources produced the remaining $84,570 or 4.0% of our gross revenues for 2000. Only ordinary and normal fluctuations in the percentages of consolidated gross revenues produced by each of our five general sources of revenue were reported for any of the periods presented in our financial statements included in this prospectus.

     We have grown by continually expanding our customer base, principally through the acquisition of other barter exchanges, including in 1998 Commercial Barter of Illinois and Wisconsin Barter Exchange, and by persuading our members to increase their trade volume. Over the five-year period from January 1996 through December 2000, total revenue from all sources increased from $655,000 in 1996 to $2,105,652 in 2000, an average gain of over 26.3% per year, annually. Over the ten-year period from January 1991 through December 2000,total revenue from all sources increased from $89,314 to $2,105,652, an average gain of 27.2% per year, compounded annually.

     Operating Expenses. For fiscal 2000, operating expenses increased by $144,597 or 10.2% over 1999.

     Hiring of additional personnel to handle increased trade activity and travel booking as well as an increase in pay rates, resulted in payroll and related taxes and benefits increasing by $177,401 or 22.5% over 1999.

     Administrative expenses increased $19,270 or 7.2% from 1999 to 2000. Occupancy expenses decreased by $34,384 or 20.7% from 1999 levels due principally to lease changes and our move to a new building to house our executive offices and principal operating facilities.

     Selling and other expenses decreased by $17,690 from 1999 to 2000, or 9.2%.

     During December 1999, we moved into a building owned by a limited liability company whose owners are officers and directors of our company. These new facilities offer room for expansion and are more conducive to our planned future growth. The amount of rent payable under our lease is at a rate which is competitive for the area in which we are located and is not expected to materially impact earnings.


     Net Income. For 2000 as compared to 1999, our net revenue increased by $156,708, while expenses increased by $144,597, resulting in a reduction in pre-tax loss from $18,988 in 1999 to $6,877 in 2000.


     Effects of Acquisitions. During fiscal 1998, we incurred extraordinary charges associated with the acquisition of Commercial Barter of Illinois and Wisconsin Barter Exchange, and the integration of the operations of those firms into our business. These extraordinary charges were not separately itemized. In the future, as we acquire additional trade exchanges or other businesses, we expect to incur extraordinary charges in connection with the integration of acquired operations.

     While we have not acquired businesses other than barter exchanges in the past, in the future we may seek to acquire other types of businesses which make significant use of barter in their operations, provided that we either have or can acquire the expertise necessary to run them. When acquiring unrelated businesses, we may incur costs associated with hiring and training personnel, as well as "learning costs" associated with entering new lines of business. While these types of charges may depress earnings in the period following the acquisition, we intend to make acquisitions and incur charges only when these have the projected effect of enhancing our ability to earn and retain profits in the long run.

FINANCIAL CONDITION

     Liquidity; Commitments for Capital Resources; and Sources of Funds

     Our principal source of liquidity from operations has been cash earnings from membership charges, monthly service fees, transaction processing charges, and profits from our own trading activities. In addition, we have improved liquidity by utilizing the proceeds of a private placement of common stock and warrants. During 2000, we made an initial public offering of up to 1,000,000 shares of stock at a price to the public of $6.00 per share. We anticipate that our principal sources of liquidity during the next year will be cash from operations and net proceeds of this ongoing offering. We believe that cash from operations alone will be adequate to provide for our liquidity needs for the next year and on a continuing basis thereafter.


     We do not currently have any major capital commitments. For example, we are not currently obligated to purchase any trade exchanges; however, we intend to seek opportunities to acquire exchanges on completion of the current offering. We intend to seek acquisitions which can be purchased upon payment of a combination of cash, trade dollars and stock. Generally, we will seek acquisitions of exchanges which we believe have, or within two years can achieve, at least 50% or greater share volume relative to competing trade exchanges within their market areas, and whose transaction processing and travel bookings can be conducted by IMS, thereby reducing the overhead of the acquired firm following the acquisition. Assuming that sufficient net proceeds of this offering in excess of the 50,000 share minimum are available, we may utilize substantial offering proceeds for acquisitions. During 1998, we obtained funds to support expansion from operating profits, the proceeds of a certain private placement of our securities, and from using our common stock as payment to the seller for a part of the purchase price of an acquisition. During 1999, we concluded the private placement of our securities and converted certain notes and warrants issued in prior years. In fiscal 2000, we obtained funds to support expansion from operating profits and the proceeds from this offering. In fiscal 2001, we expect additional funds from our operations, supplemented by our ongoing public offering.


     From June 10, 1998 to September 30, 1999, we conducted a private placement of investment units, each unit consisting of two shares of common stock at the price of $3.00 per share plus a warrant to purchase one share of common stock at the price of $4.00 per share. Subsequently, we split our shares two for one. We raised a total of $246,719 net of expenses in the placement. In addition, the investors received warrants which entitled them to purchase up to 56,076 shares of common stock at the price of $4.00 per share (adjusted for the two for one stock split to the right to purchase 112,152 shares at $2.00 per share). If exercised, these warrants will increase our equity by $224,304.

     During December 1999, several holders of debentures previously issued by IMS or by our affiliates converted their debentures into common stock at the price of $2.00 per share, which reduced our outstanding debt by $55,000 and increased capital by the same amount.

     Changes in Assets and Liabilities


     During 2000, we substantially increased our cash on hand, from $101,505 at December 31, 1999 to $231,704 at the end of 2000, primarily due to the initial public offering of common stock described above.

     Accounts receivable and inventory also increased from 1999 to 2000, by $31,424 and $16,300, respectively. Our earned trade dollar account increased by $89,610 from 1999 to 2000, due primarily to decreased use of trade dollars rather than cash to purchase assets and pay expenses. As a result of these changes, our total current assets increased by $267,533 or 61.1%, for 2000 as compared to 1999. Fixed assets increased by $19,226 or 22.3%, from 1999 to 2000, primarily as a result of furnishings and equipment purchased for use in our new offices by newly-hired personnel. From 1999 to 2000, our total assets increased $290,582 or 46.8% from $621,286 at December 31, 1999 to $911,868 at December 31,
2000.

     Current liabilities increased $25,621 or 33.1% from 1999 to 2000. However, net working capital as measured by the excess of current assets over current liabilities increased by almost $242,000 or 67.2%, due to the increases in current assets discussed above. Long-term debt increased by $76,130 or 146.0% due to the use of additional lines of credit and stockholder loans primarily to pay costs associated with the initial public offering in advance of offering funds being available. Consequently, the debt to equity ratio increased from 26.3% in 1999 to 34.0% in 2000.

     Common stock and paid in capital increased 36.9% from 1999 to 2000, from $538,519 at the end of 1999 to $737,154 at the end of 2000, principally as a result of our public offering of common stock. Our retained earnings deficit increased by 21.0% from 1999 to 2000, from $46,787 to $56,591, as a result of the net loss of $9,804 for fiscal 2000.


INFLATION AND OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS

     We have not been affected by inflation in the past, and do not expect inflation to have a significant effect on operations in the foreseeable future.

                                    BUSINESS

INTRODUCTION

     Barter has been used by individuals since earliest times, pre-dating the creation of money. In its simplest form, two persons meet and trade whatever items each has in surplus. In barter's modern form, trade exchanges operating like banks use a special form of "currency," consisting of credits issued by the exchanges and generally known as "trade dollars," to facilitate and effect multiple trades made among participating exchange members. The following background information is taken principally from Roger Langrick, Barter Systems:
A Business Guide for Trade Exchanges (Longmeadow Press 1994).

THE MODERN BARTER INDUSTRY

     The modern barter industry took shape in its current, systematic form in 1969 with the creation of the first barter exchange. By 1993, an estimated 270 barter system firms, including several with multiple licensees, were in operation. These exchanges provide services that involve an estimated 2 million persons, including some 200,000 member companies. Commercial trade exchanges are the most numerous, outnumbering corporate barter companies by almost eight to one and catering to the largest number of members. The differences between commercial trade exchanges and other types of barter firms are described below.

     Trade exchanges range in size from those operated by a single person from a small office to large firms operating out of multiple offices located over a wide area. The 35 largest commercial exchange firms handle approximately 50% of the estimated $700 million in transactions that flow through the barter system annually. Most trade exchanges are private companies that make extensive use of computers to track their members, match transactions, and provide necessary accounting.

     The National Association of Trade Exchanges and the International Reciprocal Trade Association are the two professional associations most active in the industry. Trade exchanges have also joined in regional associations through which they recognize one another's trade dollars to allow members to exchange goods and services with members located in another exchange's service area.

TYPES OF BARTER SYSTEMS

     The most common type of modern barter system is the commercial trade exchange. These exchanges, which account for 80% of the firms in the industry, typically serve clients ranging in size from one-man service firms to large manufacturing businesses. The commercial trade exchange keeps track of transactions of its clients expressed in trade dollar credits and debits, handles complaints, publishes a member directory and provides statements for the Internal Revenue Service at year end. These exchanges generate most of their income from a service charge for each transaction, through monthly service charges and through membership fees.

     The corporate barter company or trading company has a different format and set of goals. It specializes in helping businesses to maximize their return on distressed inventory or other unwanted assets. On this type of exchange, companies trade products and services that they do not want or need for products and services that they do want and need. Corporate barter companies usually specialize in large transactions, typically involving at least $1 million, using trade dollars as a bookkeeping device. Unlike the trade dollars of a commercial barter exchange, which are backed by the goods and services of exchange members, the trade dollars of a corporate barter company essentially represent a promise to perform. Corporate barter companies do not ordinarily offer memberships or ongoing services, but act as brokers, taking their profits as a percentage of the transaction.

     The full service exchanges are a hybrid business which, although operating in the general field of inventory clearance, offer brokerage services in transactions involving smaller firms with excess inventory. These are often organized as divisions of companies whose principal business is something other than barter. For example, the television show Wheel of Fortune barters television advertising for gifts awarded to its contestants.

     Countertrade is the generic name for international barter. A number of firms have been established to specialize in this field. Frequently, countertrade is required by a developing country which by law requires firms that wish to import products for sale to its citizens to take goods and services produced in that country, rather than cash, in return. In effect, this arrangement forces the trading company to assist the developing country to develop its export businesses.

     Finally, there is informal, one-on-one barter which has existed since the dawn of history. In certain industries, it is used as a routine marketing technique. Common applications today are the bartering of advertising time by radio stations for goods and services of the advertisers, game show swaps for prizes, exchanges of real estate for other real estate or for goods, services or even gemstones, and special event bartering, such as the holding of annual barter conferences by participating barter firms or by non-barter firms, such as resorts, hotels and lodges.

HOW BARTER WORKS

     In the typical barter transaction, a member offers to sell products or services in return for the exchange's trade dollars, typically referenced as "T$", which are paid to the member by the purchaser in the transaction. For example, T$100 refers to $100 worth of trade dollars that are used to acquire a product or service priced at $100 in U.S. currency. If the purchase price is greater than the amount of earned trade dollars in the buyer's account, the exchange may grant a trade dollar line of credit to the buyer. Periodically, each member has to account for any deficit in its trade account just as it would with a conventional loan or other credit facility.

     As compensation for providing its services, the trade exchange generally charges a one-time membership fee, monthly maintenance fees and/or a percentage of the price of each transaction. In addition, the exchange typically charges an annual percentage of any trade credit that it extends to a member, just as a bank would charge for a loan. The annual fees and transaction fees are typically paid by the member to the trade exchange in cash, and loan fees are usually payable in trade dollars.

     Barter transactions which represent sales revenue are taxable as ordinary income to the recipient of the trade dollars in the conventional dollar amount of the trade dollars received, and conversely are deductible as ordinary expense by a purchaser in the conventional dollar amount of the trade dollars paid. Members' barter income is reportable by the trade exchange to the Internal Revenue Service on Form 1099B.

ADVANTAGES AND DISADVANTAGES

     Barter offers a number of advantages to those who utilize it. A principle advantage to trade exchange members is referred to as "barter leverage." This refers to the fact that the typical barter exchange member is purchasing a product or service in exchange for its own product or service. Consequently, each purchase results in a probable sale. Since the actual cash cost of producing the product or service is typically less than its retail sale price, a person utilizing barter is in effect purchasing for a real cash cost that is only a fraction of the price of the product or service purchased. In effect, the barter exchange member buys at wholesale, but sells its own good or service at retail. Frequently, the member will charge a higher price for barter than for cash to cover the charges due to the barter exchange. However, the benefit to the person bartering for the product or service is still significant as a result of the purchase being accomplished through barter. For example, a barter exchange member may incur a $1,000 cash cost to produce a product. If the member barters this product for a good or service priced at $1,500, representing the retail price at which it is normally sold, the member has effectively bought the good or service for a cost of only $1,000 in cash. Barter leverage is particularly effective in the case of products that have become hard to sell. Rather than write down their value, the producer may be able to secure full value through barter. Barter leverage works most effectively when trading for something that is perishable, such as, for example, hotel rooms or airplane tickets. Once the hotel room lies vacant or the airline seat is unfilled for a flight, its value is lost forever. In those cases, exchange of the room or seat in barter offers an effective way to gain value from something that would otherwise have been rendered worthless. Due to barter leverage, the value of barter to exchange members will often offset the fees charged by the barter exchange, and may even offset the effect of any increased price charged by exchange members for products and services which they barter.

     Barter also provides an effective means by which a member may enter new markets, gain trial usage by potential customers, or increase market share. The member may well find that he can reach a customer who would not otherwise have tried his product or service if the full price had to be paid in cash, but who will try his goods or services, sometimes in large amounts or on extended terms, when the price is being paid in goods or services of the purchaser in the form of trade dollars. Because of the need to clear trade dollars over time, barter exchanges become affinity marketing networks, in which members regularly seek out opportunities to do business with one another.

     The principal disadvantage of barter is that, in comparison to the general cash-based economy, a more limited supply of products and services is available.

INFLATION OF CURRENCY

     Every barter exchange, including ours, must be careful not to over-extend credit in the form of trade dollars. Any such over-extension is likely to "depreciate" the value of the exchange's trade dollars through a form of trade credit inflation. To avoid this potential problem, members who receive an extension of trade credit when they open their accounts must over time supply goods and services equal to the credits they receive, and in turn they must spend the credits that they have received through the purchase of the goods and services of other members.

INTERNATIONAL MONETARY SYSTEMS, LTD.

     IMS is a holding company that currently has two operating subsidiaries. These companies together comprise the Continental Trade Exchange barter network. Our first operating subsidiary, Continental Trade Exchange, Ltd., commenced operations in 1985 and serves eastern Wisconsin, including the greater Milwaukee, Madison, Green Bay and Fox River Valley areas. Our second operating subsidiary, Continental Trade Exchange of Illinois, Inc. commenced operations in 1997 and serves northeastern Illinois, including the greater Chicago area. Our barter network now has more than 2,400 active member clients in Wisconsin and Illinois and has experienced steady growth in its client enrollment and trading revenue over the last 10 years. We currently conduct our business operations only in the United States. However, we may in the future begin to operate internationally, particularly in the areas of business-to-business and consumer barter on the Internet.


     In 1989, we acquired Mid-American Exchange Corp., a barter exchange located in Green Bay, Wisconsin. Mid-American Exchange had been operating since 1984 and had a client enrollment of more than 300 members, located throughout the Fox River Valley and north into Door County, Wisconsin. In 1996, we acquired Midwest Trade Exchange, a North Chicago, Illinois-based barter exchange that was founded in 1983. Midwest Trade Exchange had a client enrollment of approximately 700 members. During 1998, we purchased two barter exchanges: Commercial Barter of Illinois, located in Joliet, Illinois, for consideration totaling $20,000, and Wisconsin Barter Exchange, located in Madison, Wisconsin, for a total cost of $105,000. As a result of these acquisitions, our operations now cover the eastern portions of Wisconsin and northern Illinois. Our trade volume for 2000 and 1999 was $12,076,000 and $11,150,000, respectively, producing consolidated gross revenues of $2,105,652 for 2000 and $1,930,506 for 1999. Our consolidated pre-tax income for 2000 and 1999 was $(6,877) and $(18,988), respectively.


NATURE OF BUSINESS

     Our Continental Trade Exchange barter network is currently comprised of more than 2,400 businesses that regularly trade their products and services with each other. Through their participation in our barter program, these companies are provided with an effective revenue management tool which enables them to identify and capture incremental income, liquidate surplus inventories and profitably capitalize on their excess capacity. We function as a third-party record-keeper and also manage the operations of our barter network system. In addition, we act as a principal in certain transactions where we acquire various products, including fine art, real estate and other commodities which we either hold as investment or sell at a profit.

     To provide our clients with a flexible and effective means of trading, we have created an alternative monetary system which utilizes its own unique currency. Upon enrolling in the Continental Trade Exchange barter network program, each member is assigned a barter account, much like a traditional bank account, through which it receives Continental Trade Exchange "trade dollars", the medium of exchange for our barter system. Under the tax laws and regulations, we are required to report all barter sales to the Internal Revenue Service. For accounting and tax purposes, the Internal Revenue Service has ruled that trade dollars must be treated in the same manner as cash. Accordingly, we may in any period report significant revenue, profits and increases or deceases in net assets from transactions denominated in trade dollars or other non-cash consideration.

     Barter exchanges like ours have a unique characteristic: they not only operate with traditional cash currency, but they also can issue trade dollars, which constitute their own unique currency. Using earned trade dollars, barter exchanges are able to acquire products, services, and even other businesses. In the everyday operation of their businesses, trade exchanges permit member clients to barter their goods and services with other clients. The clients do this in several ways. Some sell their products to the barter network directly; others issue trade certificates that are redeemable for their goods or services; and the balance transact their barter business through our trade brokers or on our Internet Web site. In return, the selling clients receive trade dollars, sometimes also referred to as "trade credits," from the exchange, which they may use to purchase goods or services that are available in the program.

     Continental Trade Exchange trade dollars are usable only on our exchanges. However, apart from their limited acceptance, these trade dollars function in the same manner as traditional government-issued currency. As our barter exchanges have expanded their client base, they have achieved acceptance of their trade dollars among their members throughout much of Wisconsin and northern Illinois. We anticipate that the trade currency issued by our exchanges will continue to gain recognition throughout an increasingly wider area as our barter network is further expanded into other cities and states. We intend to seek nationwide and possibly international acceptance over time.

CASH AND TRADE DOLLAR INCOME

     Just as our barter exchange members conduct transactions in both traditional currency and in trade dollars, we also generate revenues in both traditional dollars and in trade dollars.

     Our revenues are generally received from five sources: (1) transaction fees paid by our members whenever they make a barter purchase; (2) monthly maintenance fees; (3) proceeds from the sale of merchandise from our own inventory and of gift certificates, generally known as "scrip"; (4) membership set-up fees assessed upon acceptance for membership in our exchange; and (5) other miscellaneous sources, principally including, since September, 1999, commissions earned by our travel division for arranging air travel, cruises and auto rentals. The first three listed sources account in the aggregate for more than 90% of our consolidated gross revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information concerning the percentages of our consolidated gross revenues received from each of the foregoing sources.

     We generate trade profits in various ways. Typically, we barter at retail prices. However, in some situations, usually when dealing with manufacturers, we are able to purchase products for trade dollars at wholesale prices. These products can then be liquidated at retail prices through the barter exchange program. Some specific clients, such as radio and television stations, hotels and restaurants, are not accustomed to paying cash fees because they already are involved in many direct barter transactions for their services. In dealing with these businesses, our exchange will occasionally accept a favorable trade ratio (usually $3.00 of air time, room or food certificates, etc. for $2.00 of trade credit) in lieu of a cash service fee, and such situations can produce a substantial trade dollar surplus. In addition, we also have an opportunity to create considerable trade profits by purchasing wholesale, closeout and liquidation merchandise for cash, and then liquidating such products at retail on our barter exchange.

USES OF TRADE DOLLARS

     We use earned trade dollars to purchase goods and services necessary to our operations, such as office supplies, office furniture and equipment, advertising, printing and janitorial services. We can also convert trade profits to cash whenever we use our trade dollars to buy products or services which we then liquidate for cash.

LIQUIDATION AND CLOSEOUT SALES

     As a basic element of our barter operations, we help businesses to liquidate their under-utilized assets and to realize value from their excess capacity. There is currently a large amount of liquidation merchandise available in America. This merchandise can take the form of manufacturers' overruns, returned merchandise, factory seconds, last year's obsolete models, government surplus, bankrupt stock, etc. In light of all these opportunities, we intend to develop a liquidation and closeout division through which we will first attempt to purchase the available products with our own trade dollars. If quality merchandise can be obtained for trade dollars, some of it can be sold at considerable markups on our barter exchange, and the balance can then be converted to cash.

     However, many companies are willing to liquidate such merchandise at bargain prices only because of an urgent need for hard cash. To take advantage of those situations, we plan to set aside a portion of our working capital, which may include a portion of the proceeds from this offering, for the purchase of desirable merchandise that we are unable to acquire with trade dollars. We expect to be able to purchase such merchandise in many cases for as little as ten to twenty cents on the dollar, based upon retail prices, and then to liquidate the items through our barter system, selling to our own members as individual sales, or in quantity to other barter networks, at or near the original list price. If these transactions are successful, we expect to earn substantial trade profits and service fees. Since we will have a low cost basis in the remaining merchandise, goods which do not move through the barter system can then be liquidated in bulk for cash at no loss to us.

EXPANDING OUR BARTER NETWORK


     Much of our growth to date is a direct result of our earlier acquisitions, and, based upon our knowledge of recent merger and acquisition activity in the barter industry, we believe that our industry as a whole is experiencing an increasing trend toward consolidation. We intend to utilize a substantial portion of the proceeds of this offering to acquire other barter exchanges that will complement our existing network. We can provide no assurance as to how may shares in excess of the 50,000-share minimum will ultimately sold in this offering. If we do not sell more than approximately $100,000 in excess of the minimum offering, implementation of our growth-through-acquisition strategy will be unlikely, and our rate of growth may be slowed. See "Risk Factors" for additional information concerning the potential adverse impact of our inability to fund one or more acquisitions.


     Our prior acquisitions have demonstrated that these mergers, if managed properly, can result in important reductions in overhead expense. For example, in the case of our North Chicago office, the previous operation, Midwest Trade Exchange, had twelve employees. The new Continental Trade Exchange of Illinois is generating the same revenue as Midwest Trade Exchange, but is doing so with five employees. This is possible because overlapping jobs have been eliminated. We cannot guarantee that future acquisitions, if any, will result in similar reductions in our consolidated overhead expense.

     In addition to expanding our barter network through acquisitions, we will also seek to grow by expanding our existing markets. To accomplish this, we intend to hire additional salespeople and trade brokers. We are currently enrolling approximately 40 to 50 new clients per month. We believe that an expanded sales force could substantially increase recruitment and correspondingly increase our gross revenues and net income.

COMPETITION

     The primary method of competition in the barter industry is the recruitment of individual exchange members, generally accomplished by acquiring an exchange and its related client list or through traditional marketing efforts, such as advertising, direct client contacts and other promotional activities, often involving the hiring of additional sales and marketing personnel.

     If more than one exchange is operating in a given market, they may compete for the same potential members. However, this competition for members is generally not as detrimental to us as it might be in other industries because many businesses are members of several trade exchanges. For example, there are five exchanges currently operating in the Chicago area, and a number of businesses belong to all five. The fact that a client of ours is also a member of another exchange does not necessarily harm us. For the most part, businesses which belong to several exchanges have shown themselves to be the more active traders that generate increased transaction fees for all the exchanges to which they belong. In our experience, businesses do not resign from one exchange upon joining another, and these clients enjoy a wider selection of products and services as the result of multiple exchange membership.

     Provided that the net proceeds of this offering are sufficient to adequately fund one or more acquisitions, we expect to compete for additional exchange members principally with respect to such acquisitions. We intend to provide for the growth of our company largely through the acquisition of barter firms and other businesses that are complementary to ours, and our inability to successfully compete for such acquisitions could impede our efforts to grow and expand as quickly as planned.

     If we are unable to make any acquisitions, we will continue to recruit additional members for our exchange as we have in the past. As described above, to accomplish this growth, we intend to allocate a portion of the net proceeds from this offering to enhance our sales and marketing efforts, including the improvement and expansion of our Web site and the hiring of additional sales and marketing personnel.

     The competition to find and recruit new exchange members, whether by acquisition of existing exchanges or otherwise, is intense, and we will compete with other companies that have substantially greater financial and other resources than our company, particularly with respect to suitable acquisition candidates. Risks associated with our acquisition strategy are discussed under "Risk Factors."

OUR GROWTH STRATEGY

     The Continental Trade Exchange barter network began operations in July of 1985 and has had a record of consistent and steady growth. This growth has been generated both internally and through the acquisition of other barter exchanges. During the past several years, we have acquired four independent trade exchange operations.

     In 1997, we acquired the client list and other assets of Midwest Trade Exchange, North Chicago, Illinois. The purchase of this operation allowed us to establish a significant presence in the Greater Chicago marketplace and to increase our revenues by more than 40%.

     During 1998, we acquired the Joliet-based Commercial Barter of Illinois, thereby increasing our penetration into the Chicago area. We also purchased the client list and other assets of Wisconsin Barter Exchange, providing us with an office in Madison, Wisconsin. These two acquisitions added more than 400 clients to our roster and increased revenues by more than 20%.

     A major factor in the success of our growth-through-acquisitions strategy has been and will be our ability to achieve unique synergies with the client base of the acquired exchange and to take advantage of profit-enhancing economies of scale. Generally, we can improve the operating performance of acquired firms because processing a larger volume of trade transactions can still be handled effectively with existing personnel. We cannot guarantee that future acquisitions, if any, will result in similar reductions in our consolidated overhead expense.


     We intend to continue our growth-through-acquisition strategy by concentrating on identifying and purchasing trade exchanges in areas where we can develop or maintain a dominant market position. We believe that a dominant position within a market gives us increased visibility within that market, allows us to offer a wider range of customer products and services for the benefit of our clients, and enhances our efforts to achieve greater economies of scale. However, we can provide no assurance as to how may shares in excess of the 50,000-share minimum will ultimately sold in this offering. If we do not sell more than approximately $100,000 in excess of the minimum offering, implementation of our growth-through-acquisition strategy will be unlikely, and our rate of growth may be slowed. See "Risk Factors" for additional information concerning the potential adverse impact of our inability to fund one or more acquisitions.

     We also expect future internal growth from our present base of operations as we regularly add new members to our barter exchange. To accomplish this, we intend to allocate a portion of the proceeds from this offering to the hiring of new sales and marketing personnel. We also hope to acquire trade exchanges in strategic target markets or, where this is not possible, to open new company-owned branch offices in those areas.

ACQUISITION OF OTHER BUSINESSES

     We believe that trade exchange activity and cash revenues can be further enhanced through the acquisition of other businesses that utilize barter heavily. For example, Continental Trade Exchange has a very active travel department that each month books hundreds of lodging packages for its clients. After we reserve the lodging, these clients have in the past been required to contact an outside travel agency or an airline directly for their flight tickets.

     To take advantage of this situation, we have recently created CTE Travel, our own full-service travel agency. Because we already have an identified, and therefore targetable, group of members that are interested in procuring travel-related products and services, we expect to generate new revenues in the form of travel agency commissions from airlines. We will also earn commission income for cruises, rental car reservations and special tour group packages. To further enhance our travel division, we have acquired the customer list of a recently closed travel agency, giving us additional access to this market. But most important, our expansion into the travel business is being accomplished for less than $2,000 because we already have an office, a staff and a computer system in place.

     Examples of other businesses that we believe have exploitable synergies with our barter network include advertising and media firms, such as magazines, coupon mailers and direct mail marketers; printing companies and related businesses; plus hotels, resorts and other participants in the travel industry. We continually evaluate and discuss potential acquisitions and strategic investments. However, we have no present understandings, commitments or agreements with respect to any acquisition or investment.

BARTERING ON THE INTERNET

     We believe that our core business will continue to generate a steady stream of revenue. However, we realize that our greatest potential for growth is likely to come from the Internet. We are therefore currently in the process of developing a dynamic e-commerce Web site that we hope will expand our previous business-to-business network into a comprehensive, worldwide barter system that will also allow consumers (i.e. the general public) to trade their personal possessions and other products on-line. A special feature of the Internet operation will be the on-line barter auction where members will have the opportunity to bid in trade dollars on items being offered by others, or submit their own merchandise for sale. To maintain a steady flow of products available for the on-line auction, we will also offer merchandise from our own inventory as well as appropriate items from the existing Continental Trade Exchange barter system. In preparing for this auction program, we have registered the Internet domain name www.barterinternet.com. As discussed under "Use of Proceeds," we intend to use a portion of the proceeds from this offering to enhance our Web site and to promote our planned on-line consumer barter network.

     Our Internet World Wide Web site is being designed to provide potential barter participants with ready access to the services provided by us that meet their individual needs. Upon entry to our site at www.barterinternet.com, a potential or existing customer will be routed to one of our three major areas of operation:

     -    Continental Trade Exchange, our business-to-business barter network.

     - Corporate barter services, our division devoted to the barter needs and requirements of larger business organizations with respect to products and services such as hotel accommodations, airline tickets, car rentals and liquidation services.

     - On-line consumer barter network, our planned consumer auction program described above.

     By linking to these specific areas, our clients and prospective clients will be aided in their attempts to seek out only those products and services that are relevant to their particular needs. For example, a major corporate account located in Phoenix or Los Angeles is not likely to be interested in haircuts or other local services in Chicago. By checking our corporate barter Web page, these businesses will find a list of only those products and services which would be useful to them.

EMPLOYEES AND FACILITIES

     We currently have twenty-two full-time employees: thirteen at our principal place of business in New Berlin, Wisconsin; two in Green Bay, Wisconsin; two in Madison, Wisconsin; and five in North Chicago, Illinois. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relationships with our employees are excellent.


     Our company's executive offices and principal operating facilities occupy 6,300 square feet of leased space located at 16901 W. Glendale Drive, New Berlin, Wisconsin, under a lease from Glendale Investments, LLC., a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, Jr., officers and directors of IMS. Rent and other terms of our lease, which expires September 30, 2002, are believed by us to be comparable to those available for similar space from unaffiliated, third-party lessors in the same area. See "Certain Relationships and Related Transactions" for additional information concerning this lease. We also lease (1) 500 square feet of office space at 1545 University Avenue, Green Bay, Wisconsin; (2) 400 square feet of office space at 1602 Waunona Way, Madison, Wisconsin; and (3) 1,600 square feet of office space at 2300 Green Bay Road, North Chicago, Illinois. The Green Bay and Madison, Wisconsin offices and the North Chicago, Illinois offices are leased from unaffiliated parties. The lease agreement covering the Madison, Wisconsin office expires June 30, 2000. The leases covering the Green Bay, Wisconsin and the North Chicago, Illinois office are both on a month-to-month basis. Upon the expiration of our current leases, we expect that, in each case, we will be able to obtain either a renewal lease, if desired, or a new lease at an equivalent or better location.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table shows the names and ages of our directors and officers and the positions they hold with our company.


Name                          Age             Position
----                          ---             --------

Donald F. Mardak               64             Chief Executive Officer, President and Director

John E. Strabley, Jr.          37             Executive Vice President and Director

Dale L. Mardak                 40             Vice President, Treasurer and Director

Judy E. Mardak                 61             Secretary


      DONALD F. MARDAK has been the Chief Executive Officer, President and a director of IMS since our inception in 1988. From 1970 to 1974, Mr. Mardak was a partner in Learning Unlimited, a division of Hal Leonard Publishing Corp. In 1974, he founded Don Mardak Piano & Organ Centers, Ltd., a chain of retail piano and organ stores in the Greater Milwaukee area. In 1985, Mr. Mardak founded the Continental Trade Exchange barter network under the name "Continental Trading Company," a sole proprietorship. Continental Trading Company was incorporated in 1988 as Continental Trade Exchange, Ltd. and is now our primary operating subsidiary. Currently, Mr. Mardak is the Chairman of the Board of Directors of the National Association of Trade Exchanges, the principal barter industry trade association, having served as its President during 1999.

     JOHN E. STRABLEY, JR. has been the Executive Vice President and a director of IMS since 1997. Mr. Strabley joined Continental Trade Exchange, Ltd. as a trade broker in 1991. In 1992, he was promoted to General Manager, and, in August of that year, was appointed as Vice President of Continental Trade Exchange and IMS. In 1995, Mr. Strabley passed the barter industry certification examination and was awarded with the industry's highest designation of CTB - Certified Trade Broker. In 1997, Mr. Strabley was named Executive Vice President of our company and became a director of both Continental Trade Exchange, Ltd. and IMS.

     DALE L. MARDAK has been Vice President and a director of IMS since 1997. He joined Continental Trade Exchange, Ltd. in 1993 as a trade broker and was appointed trade director in 1995. In 1997, he was appointed Vice President, Treasurer and a director of both Continental Trade Exchange, Ltd. and our company.

     JUDY E. MARDAK has been Secretary of IMS since our inception in 1988. In 1988, she joined Continental Trade Exchange, Ltd. as Office Manager and head bookkeeper. In 1990, she became the first Continental Trade Exchange, Ltd. trade broker, and in 1991 she was named to the position of Trade Director, a position she held until 1995. Mrs. Mardak continues to serve as our Office Manager.

     Donald F. and Judy E. Mardak are husband and wife. John E. Strabley, Jr. is their son-in-law, and Dale L. Mardak is their son. Kimberly A. Strabley, the daughter of Donald F. and Judy E. Mardak and the wife of John E. Strabley, Jr., is also employed by us as travel director and reciprocal accounts manager.

      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board.

      See "Principal Stockholders" for information concerning ownership of our common stock by our directors and officers.

     Summary Compensation Table. The following table provides information concerning compensation earned by our Chief Executive Officer for services rendered to us in all capacities during the fiscal years ended December 31, 1998, 1999 and 2000, respectively. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no other executive officer of our company was paid more than $100,000 for any of our last three fiscal years, only the compensation paid by us to our Chief Executive Officer is included in the table.


                                                                    Annual Compensation
                                                              -------------------------------     All Other
               Name and Principal Positions                   Year      Salary($)    Bonus($)   Compensation($)
-----------------------------------------------------------   ----      ---------    --------   ---------------
Donald F. Mardak...........................................   2000       122,000        --            --
     Chief Executive Officer and President                    1999        90,000        --            --
                                                              1998        88,000        --            --



     Option Grants in the Last Fiscal Year. Options covering 15,000 shares of common stock, exercisable for five years commencing January 1, 2002 at $3.00 per share, were granted to our Chief Executive Officer, our only named executive officer, for our fiscal year ended December 31, 2000. Also see "Certain Relationships and Related Transactions - Certain Transactions" for additional information concerning the foregoing option grant.

     Option Exercises in 2000 and Aggregate Option Values at December 31, 2000. No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 2000. As of December 31, 2000, 15,000 unexercised options, described above, were held by our Chief Executive Officer.


DIRECTORS' COMPENSATION

     Our directors are not compensated for acting as directors, nor are they reimbursed for expenses related to their service as directors.


EMPLOYMENT AGREEMENTS

     As of October 19, 2000, we entered into employment agreements with Donald
F. Mardak, our president, and Dale L. Mardak and John E. Strabley, Jr., our vice presidents, pursuant to which these employees will receive annual base salaries of $120,000, $60,000 and $65,000, respectively, plus commissions and bonuses, if any, to be determined by our chief executive officer in his discretion. Each such contract is for an initial term of three years, commencing as of November 1, 2000, and will automatically be extended for additional one-year periods thereafter, unless terminated by either IMS of the employee. These persons are entitled to receive, at no cost, employee benefits which are the same as, or substantially equivalent to, those generally provided to our officers. Each agreement further provides that, for eighteen months after the termination thereof, the employee will not, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm located within a 50-mile radius of any IMS office, which is in the business of owning and/or operating a barter exchange or other business which competes with us. Each employee also agrees to maintain the confidentiality of trade secrets and other information concerning IMS.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     CERTAIN TRANSACTIONS


     We currently lease our executive offices and principal operating facilities, consisting of 6,300 square feet of space located at 16901 West Glendale Drive, New Berlin, Wisconsin, from Glendale Investments, LLC., a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, Jr., officers and directors of our company, under a triple net lease which commenced in October, 1999 and expires September 30, 2002. For the fiscal years ended December 31, 1999 and 2000, we made rental payments aggregating $15,000 and $54,000, respectively, to Glendale Investments, LLC. We believe that the rental payments required and other terms of our lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area.

     On March 1, 2000, we granted options to purchase common stock, exercisable for five years, commencing January 1, 2002, at $3.00 per share, to certain of our executive officers, directors and their affiliates, as follows: Donald F. Mardak - 15,000; John E. Strabley, Jr. - 12,000; Dale L. Mardak - 12,000; Judy
E. Mardak - 10,000; and Kimberly A. Strabley - 10,000.


     On July 20, 1999, we sold an aggregate of 10,000 shares of our common stock to Dale L. Mardak, a director and officer of our company, pursuant to the exercise of options granted in 1996, at the price of $1.00 per share.

     During the fiscal year ended December 31, 1999, we effected 2 for 1 splits of our outstanding common stock, effective as of July 28 and December 28, 1999, respectively. Also effective as of July 28, 1999, the par value of our common stock was changed from $0.01 per share to $0.0001 per share.

     CONFLICTS OF INTEREST

     Certain potential conflicts of interest are inherent in the relationships between our affiliates and us. From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of IMS and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

     Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including for example the lease agreement described above under "Certain Relationships and Related Transactions - Certain Transactions", potential conflicts may arise between the respective interests of IMS and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

     With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to IMS at the time it is authorized or approved by our directors.

     Kranitz & Philipp, our securities counsel, are also counsel to Liss Financial Services, the managing placement agent. We will be represented by other independent counsel in all instances, including securities law matters, where our interests are deemed to conflict with those of the managing placement agent.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of the July 25, 2000, the initial date of this prospectus, and as of December 31, 2000, adjusted to reflect the sale of 51,916 shares in this offering as of that date, by:


     - each person known by us to beneficially own more than 5% of our common stock;

     -    each of our directors;

     -    our sole named executive officer; and

     -    all of our directors and executive officers as a group.

     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.


                                                        Shares beneficially owned         Shares beneficially owned
                                                           as of July 25, 1999           as of December 31, 2000 (1)
                                                        -------------------------        ---------------------------
Name and Address of Beneficial Owner                       Number       Percent            Number          Percent
------------------------------------                    -----------   -----------        -----------     -----------
Donald F. Mardak (2)..................................   1,440,000       67.4%             1,440,000       61.8%
13470 W. Fountain Drive
New Berlin, WI 53151

Dale L. Mardak .......................................     128,000        6.0%               128,000        5.5%
5815 S. Vista Drive
New Berlin, WI 53146

John E. Strabley, Jr. (3).............................      64,000        3.0%                64,000        2.7%
28440 Joanie Lane
Waterford, WI 53185

All directors and executive officers
   as a group (3 persons).............................   1,632,000       76.4%             1,632,000       70.0%



--------------------------

(1) Because this is a best-efforts, minimum-maximum offering, we can provide no definite assurance as to how much of our common stock in excess of the 50,000-share minimum will ultimately be sold in this offering. See "Risk Factors" and "Underwriting" for information concerning the terms of this offering. If the number of shares of common stock sold in the offering, as arbitrarily selected by us for purposes of illustration only, is assumed to be 250,000 shares, 500,000 shares, 750,000 shares or 1,000,000, ownership percentages would be as follows:


                                                      Assumed number of shares of common stock sold in the offering
                                                     ---------------------------------------------------------------
                                                      250,000           500,000           750,000         1,000,000
                                                      Shares            Shares            Shares           Shares
                                                     ----------        ---------         ---------       -----------
     Donald F. Mardak..............................     60.3%            54.6%             49.9%           45.9%
     Dale L. Mardak................................      5.4%             4.9%              4.4%            4.1%
     John E. Strabley, Jr..........................      2.7%             2.4%              2.2%            2.0%
     Directors and executive officers as a group...     68.4%            61.9%             56.5%           52.0%

(2) Does not include 40,000 shares held by his wife, Judy E. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

(3) Does not include 100,000 shares held by his wife, Kimberly A. Strabley, as to which Mr. Strabley disclaims beneficial ownership.

                            DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2000, 2,331,052 shares of common stock and no shares of preferred stock were outstanding.


COMMON STOCK

     Holders of our common stock are entitled to one vote per share of common stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of our board of directors.

     Our common stock has no preemptive rights and no redemption or conversion privileges.

     The holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Business Corporation Law, a majority vote of shares represented at a meeting at which a quorum is present is generally sufficient for all actions that require the vote of shareholders, However, certain actions require approval by either a super-majority of two-thirds of all the outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Anti-Takeover Provisions" for additional information concerning some of these actions. All of the outstanding shares of our common stock are, and the shares to be sold by us as part of this offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted IMS and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to IMS and such breach or failure constituted: (a) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our articles of incorporation, to date we have not done so.

     Our bylaws provide for the indemnification of our directors and officers by us to the fullest extent permitted by Wisconsin law.

ANTI-TAKEOVER PROVISIONS

     Provisions of our bylaws and the Wisconsin Business Corporation Law described in this section may delay or make more difficult acquisitions or changes in control of IMS which are not approved by our board of directors. We believe that these provisions will enhance our ability to develop our business in a manner which will foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not consider to be in the best interests of IMS and its shareholders, particularly, but not exclusively, in the initial years of our existence as a publicly-traded company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control of IMS, although such proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

     Number of Directors; Removal; Vacancies. Our bylaws currently provide that we may have up to seven directors. The authorized number of directors may be changed by amendment of the bylaws. The bylaws also provide that our board of directors shall have the exclusive right to fill vacancies on the board, including vacancies created by expansion of the board or removal of a director, and that any director elected to fill a vacancy shall serve until the next annual meeting of our shareholders. The bylaws further provide that directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provisions of the bylaws authorizing the board to fill vacant directorships, could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law provides authority to IMS to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles or to delete a provision that is not required to be included in such articles. Our board of directors may propose one or more amendments to our articles of incorporation for submission to a shareholder vote. The board may condition its submission of the proposed amendment on any basis it chooses if the board notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Section 180.0827 of the Wisconsin Business Corporation Law provides that, in discharging his or her duties to IMS and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate, so-called "stakeholders," and any other factors that the director or officer considers pertinent.

     Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate the broad range of "business combinations" between a "resident domestic corporation," such as IMS, and an "interested stockholder." The law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of our stock or assets, 10% of our earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of IMS and beneficially owned 10% of the voting power of our then outstanding voting stock within the last three years.

     Section 180.1141 of the Wisconsin Business Corporation Law prohibits us from engaging in a business combination, other than a business combination of a type specifically excluded from the coverage of the statute, with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the statutory prohibition against business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (1) our board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of our outstanding voting stock that is not beneficially owned by the interested stockholder, or (3) the consideration to be received by our shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Business Corporation Law provides in Sections
180.1130 to 180.1133 that business combinations involving a "significant shareholder," as defined below, and a "resident domestic corporation," such as IMS, are subject to a two-thirds supermajority vote of shareholders. Compliance with this "fair price" provision is in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. We anticipate that after this offering we will be an "issuing public corporation" for purposes of the defensive action restrictions discussed below.

     Under the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of our stock and at least two-thirds of the voting power of our stock that is not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any of our common stock by the significant shareholder in the transaction in which it became a significant shareholder within two years before the date of the business combination, (b) the market value of our shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Business Corporation Law contains defensive action restrictions and provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these defensive action restrictions, shareholder approval is required for us to (1) acquire more than 5% of our outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of our outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all of our voting shares, or (2) sell or option assets of IMS which amount to at least 10% of our market value, unless we have at least three directors who are not officers or employees and a majority of these independent directors vote not to have this provision apply to us.

     The restrictions described in clause (1) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of our common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

     Under Section 180.1150 of the Wisconsin Business Corporation Law, the voting power of our common stock, held by any person or persons acting as a group, which is in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such common stock. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of our shareholders.

     Anti-Takeover Consequences. Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of "stakeholders" of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

     The fair price provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a shareholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of IMS to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of IMS, even though such attempt might be beneficial to us and to our shareholders.

TRANSFER AGENT AND REGISTRAR

     We are currently the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

SALES OF RESTRICTED SHARES

     Upon completion of this offering, assuming that the entire offering is sold, 3,136,704 shares of our common stock will be outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144 below.


     The remaining 2,136,704 shares of common stock outstanding following this offering will be restricted securities under the terms of the Securities Act. Sales of a large portion of these restricted shares were or will be limited by Rule 144 and by lock-up agreements. Under these agreements, we, our officers, directors and respective affiliates agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock, or any securities convertible or exchangeable for shares of common stock, for a period of 120 days after the initial date of this prospectus without the prior written consent of Liss Financial Services, the managing placement agent.



     Liss Financial Services could have in its sole discretion, at any time without notice, released all or any portion of the common stock subject to lock-up agreements, but did not do so. All such agreements have now expired.



     Upon the expiration of the 120-day lock-up period, 1,772,000 restricted shares held by our affiliates became eligible for sale in the public market, subject only to the volume, manner of sale and notice requirements of Rule 144. An additional 476,856 restricted shares (including 112,152 shares subject to warrants) held by non-affiliates and not subject to lock-up agreements became eligible for sale at approximately the same time. Of these shares, approximately 446,856 may be sold subject to some Rule 144 requirements, and approximately 30,000 shares may be sold without Rule 144 restrictions.

RULE 144

     In general, under Securities Act Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or approximately 31,367 shares immediately after this offering, assuming the entire offering is sold, or

     - the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available.

     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                                  UNDERWRITING

     We have entered into a managing placement agent agreement with Liss Financial Services, providing for the sale of this offering. The principal offices of the managing placement agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555. Liss Financial Services, as managing placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in the offering of our common stock.


     This is a best-efforts, minimum-maximum offering. Our selected placement agents, including the managing placement agent, are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 50,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum will ultimately be sold in this offering. See "Risk Factors" for additional information concerning this type of offering.



     All funds received from subscribers for our common stock are held in escrow by Grafton State Bank, Grafton, Wisconsin, as escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.



     Unless collected funds sufficient to purchase at least the minimum offering of 50,000 shares had been received by the escrow agent from accepted subscribers within 120 days from the initial date of this prospectus, the offering would have terminated and all funds received from subscribers would have been promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. However, the 50,000-share minimum offering was sold within the foregoing period, and, accordingly, we may continue to offer our common stock for sale until (1) 1,000,000 shares are sold or (2) December 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.


     For services performed by it pursuant to the escrow agreement, we will pay to the escrow agent fees in the amounts of $2,500, plus $250 per closing and $10 per subscriber (whether accepted or rejected); provided, however, that the escrow agent shall receive, in the aggregate, not less than $3,000 in consideration of its services.


     We are offering our common stock to the public at the public offering price set forth on cover page of this prospectus, and will pay to Liss Financial Services, the managing placement agent, commissions in an amount equal to 8% of the aggregate purchase price of the common stock sold. The managing placement agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 8% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the managing placement agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the common stock sold in this offering. The managing placement agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 2% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.


     Liss Financial Services has informed us that the selected placement agents, including the managing placement agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

     To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we or the managing placement agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price the shares of common stock being purchased, to the selling selected placement agent. Checks should be made payable to "Grafton State Bank, Escrow Agent." Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction, pursuant to the terms of the escrow agreement. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our common stock to any person at any time.




     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These underwriter's warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 135% of the price per share set forth on the cover page of this prospectus. The underwriter's warrants will not be transferable, except to officers of Liss Financial Services. The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of IMS with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the underwriter's warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the underwriter's warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will give advance notice to holders of underwriter's warrants and shares issued upon the exercise of underwriter's warrants, if any, of our intention to file a registration statement. In any such case, the warrantholders so notified shall have the right to require us to include any shares of common stock issued upon the exercise of their underwriter's warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.

     For the period during which the underwriter's warrants are exercisable, the managing placement agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the managing placement agent or its transferee is likely to exercise the underwriter's warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the underwriter's warrants.

     We and the selected placement agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the managing placement agent and is not necessarily related to our asset value, net worth, results of operations or other established criteria of value. The factors considered in determining the initial offering price include the history of and the prospects for IMS and the industry in which we operate, our past and present operating results and the trends of such results, our financial condition, the experience of our management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of this offering.

                                  LEGAL MATTERS


     The validity of the shares of common stock offered through this prospectus has been passed upon for us by Gerald R. Turner & Associates, S.C., Milwaukee, Wisconsin. Legal matters relating to this offering have been passed upon for the managing placement agent by Kranitz & Philipp, Milwaukee, Wisconsin.


                                     EXPERTS


     Smith & Gesteland, LLP, independent accountants, have audited our consolidated financial statements as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance upon the report of Smith & Gesteland, LLP, given on their authority as experts in auditing and accounting.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

     -    Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
          20549;

     -    Seven World Trade Center, 13th Floor, New York, New York 10048; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.


     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You may inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the Web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                        Page
                                                                                        ----
Report of Independent Accountants....................................................   F-1

Financial Statements:

Consolidated Balance Sheets at December 31, 2000 and 1999............................   F-2

Consolidated Statements of Income for the years ended
         December 31, 2000 and 1999..................................................   F-4

Consolidated Statements of Changes in Stockholder Equity
         for the years ended December 31, 2000 and 1999..............................   F-5

Consolidated Statements of Cash Flows for the years ended
         December 31, 2000 and 1999..................................................   F-6

Notes to Consolidated Financial Statements...........................................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors
International Monetary Systems, Ltd.
New Berlin, Wisconsin



     We have audited the accompanying consolidated balance sheets of International Monetary Systems, Ltd., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholder equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly the consolidated financial position of International Monetary Systems, Ltd., and subsidiaries at December 31, 2000 and 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


Madison, Wisconsin                              /s/ SMITH & GESTELAND, LLP
March 1, 2001                                       SMITH & GESTELAND, LLP

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                           CONSOLIDATED BALANCE SHEETS
                                   December 31



                                                              2000            1999
                                                            ---------       ---------
             ASSETS

Current assets
    Cash                                                    $ 231,704       $ 101,505
    Accounts receivable, net of allowance for doubtful
       accounts of $30,832 in 2000 and $27,275 in 1999        204,974         173,550
    Earned trade account                                      162,082          72,472
    Inventory                                                 105,985          89,685
                                                            ---------       ---------
          Total current assets                                704,745         437,212
                                                            ---------       ---------
Furniture and equipment
    Furniture and equipment                                   280,228         225,764
       Less accumulated depreciation                         (174,678)       (139,440)
                                                            ---------       ---------
          Net furniture and equipment                         105,550          86,324
                                                            ---------       ---------
Other assets
    Goodwill                                                   46,866          50,616
    Investment in real estate                                  38,000          26,000
    Deferred income taxes                                       6,607           9,534
    Other                                                      10,100          11,600
                                                            ---------       ---------
          Total other assets                                  101,573          97,750
                                                            ---------       ---------
          Total assets                                      $ 911,868       $ 621,286
                                                            =========       =========



    The accompanying notes are an integral part of the financial statements.

                                                          2000            1999
                                                        ---------       ---------
             LIABILITIES
Current liabilities
    Accounts payable                                    $  34,781       $  22,958
    Payroll and payroll taxes                              45,088          42,607
    Sales taxes                                             4,004           1,947
    Accrued income taxes                                      594
    Current portion of long-term debt                      19,155           9,301
                                                        ---------       ---------
          Total current liabilities                       103,028          77,407
                                                        ---------       ---------
Long-term liabilities
    Notes payable                                          85,617          40,814
    Notes payable to stockholder                           42,660          11,333
                                                        ---------       ---------
          Total long-term liabilities                     128,277          52,147
                                                        ---------       ---------
          Total liabilities                               231,305         129,554
                                                        ---------       ---------
             STOCKHOLDER EQUITY
Common stock, $.0001 par value                                219             214
Paid in capital                                           736,935         538,305
Retained earnings (deficit)                               (56,591)        (46,787)
                                                        ---------       ---------
          Total stockholder equity                        680,563         491,732
                                                        ---------       ---------
          Total liabilities and stockholder equity      $ 911,868       $ 621,286
                                                        =========       =========

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                        CONSOLIDATED STATEMENTS OF INCOME
                         For the Years Ended December 31



                                                           2000              1999
                                                        -----------       -----------
Income
    Gross revenue                                       $ 2,105,652       $ 1,930,506
    Cost of sales                                           552,093           533,655
                                                        -----------       -----------
          Net revenue                                     1,553,559         1,396,851
                                                        -----------       -----------
Expenses
    Payroll, related taxes and employee benefits            966,118           788,717
    General and administrative                              288,586           269,316
    Occupancy                                               131,977           166,361
    Selling                                                 150,464           157,921
    Other                                                    23,291            33,524
                                                        -----------       -----------
          Total expenses                                  1,560,436         1,415,839
                                                        -----------       -----------
Loss before income taxes                                     (6,877)          (18,988)
Income tax expense (benefit)                                  2,927            (4,583)
                                                        -----------       -----------
          Net loss                                      $    (9,804)      $   (14,405)
                                                        ===========       ===========
          Basic earnings (loss) per common share        $     (0.01)      $     (0.01)
          Diluted earnings (loss) per common share            (0.01)            (0.01)



    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY
                         For the Years Ended December 31



                                                         Common Stock                             Retained           Total
                                                   --------------------------      Paid in        Earnings        Stockholder
                                                      Shares         Amount        Capital        (Deficit)          Equity
                                                   ------------    ----------   -------------    ----------      -------------
                  1999
------------------------------------------
Balance December 31, 1998                             510,850       $  5,108       $ 343,108       $  (32,382)      $315,834

Net income (loss) for 1999                                                                            (14,405)       (14,405)
Stock issued
   Private placement proceeds                          60,152              6         122,297                         122,303
   Stock options                                       13,000              1          12,999                          13,000
   Debentures exchanged for stock                      27,500              3          54,997                          55,000
   Par value changed to $.0001 in
      July 1999                                                       (5,057)          5,057
Two for one stock splits:
   July 1999                                          456,850             46             (46)
   December 1999                                    1,068,352            107            (107)
                                                   ----------       --------       ---------       ----------       --------
Balance December 1999                               2,136,704            214         538,305          (46,787)       491,732

                 2000
------------------------------------------
Net income (loss) for 2000                                                                             (9,804)        (9,804)
Stock offering, net of costs                          194,348             19         198,616                         198,635
                                                   ----------       --------       ---------       ----------       --------
Balance December 2000                               2,331,052       $    233       $ 736,921       $  (56,591)      $680,563
                                                   ==========       ========       =========       ==========       ========



Common stock authorized was 20,000,000 shares at December 31, 1999 and 2000.



    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         For the Years Ended December 31



CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $  (9,804)      $ (14,405)
   Adjustments to reconcile net loss to net cash provided
      by (used in) operating activities:
         Depreciation and amortization                               38,988          32,249
         Deferred income taxes                                        2,927          (4,583)
         Gain on investment in partnership                                             (743)
         Changes in assets and liabilities:
            Accounts receivable                                     (31,424)        (26,191)
            Earned trade account                                    (89,610)         62,493
            Inventory                                               (16,300)        (29,005)
            Prepaid expenses                                                            400
            Security deposits                                         1,500         (10,100)
            Accounts payable                                         10,675          (1,325)
            Payroll and payroll taxes                                 2,481          (4,001)
            Sales taxes                                               2,057          (2,337)
            Accrued income taxes                                       (594)
                                                                  ---------       ---------

         Net cash provided by (used in) operating activities        (89,104)          2,452
                                                                  ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                             (54,464)        (50,958)
   Purchase of investment in timeshare                              (12,000)
   Sale of partnership interest                                                       5,000
                                                                  ---------       ---------
         Net cash used in investing activities                      (66,464)        (45,958)
                                                                  ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings of debt                                            52,707           9,550
   Net borrowings (repayment) of shareholder note                    34,425          (8,631)
   Proceeds from issuance of stock                                  198,635         135,303
                                                                  ---------       ---------

         Net cash provided by financing activities                  285,767         136,222
                                                                  ---------       ---------

         Net increase in cash                                       130,199          92,716

Cash at beginning of period                                         101,505           8,789
                                                                  ---------       ---------

Cash at end of period                                             $ 231,704       $ 101,505
                                                                  =========       =========
SUPPLEMENTAL DISCLOSURES:
   Cash paid for interest                                         $  13,822       $  14,729
SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES:
      Debentures exchanged for stock                              $               $  55,000



    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -  INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
               ACCOUNTING POLICIES

          A.   ORGANIZATION

               International Monetary Systems, Ltd. (IMS - the company), is a holding company located in New Berlin, Wisconsin with two wholly-owned operating subsidiaries which comprise the Continental Trade Exchange Barter Network: Continental Trade Exchange, Ltd. (CTEL), and Continental Trade Exchange of Illinois, Inc. (CTEILL). CTEL, a barter industry trade exchange business was acquired in January 1989. CTEILL, also a barter trade exchange business, was acquired in December 1996.

          B.   ACQUISITIONS

               On July 15, 1998, CTEILL acquired the assets and barter trade accounts of Commercial Barter of Illinois, Inc., located in Joliet, Illinois for $20,000. On July 29, 1998, CTEL acquired the assets and barter trade accounts of Wisconsin Barter Exchange
               (WBE) located in Madison, Wisconsin for $60,000 cash and $45,000 in stock of IMS. Goodwill in the amount of $56,240 was recognized as a result of the WBE purchase.

               As a result of these acquisitions, the combined operations of Continental Trade Exchange now cover the eastern portion of Wisconsin and northern Illinois. Total clients numbered over 2,900 as of December 2000. Trade volume totaled $11,150,000 and $12,100,000 for 1999 and 2000, respectively, producing consolidated revenues for the company of $1,930,506 and $2,105,652 for 1999 and 2000, respectively.

          C.   OPERATIONS OF BARTER EXCHANGES

               Barter exchanges not only operate with traditional cash currency, but they can also issue trade credits, which constitute their own unique currency. Trade exchanges permit members/clients to barter their goods and services with other clients in several ways. Many sell their products to the barter network directly, others issue trade certificates that are redeemable for their goods or services, and the balance transact their barter business by issuing trade vouchers. In return, the selling clients receive trade credits from the exchange, which may be used to purchase services or products from other members in the exchange.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -  INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
               ACCOUNTING POLICIES (continued)

          D.   REVENUE SOURCES

               The company and its subsidiaries earn revenues in both traditional dollars (cash income) and in trade dollars. Cash income is earned through membership set-up fees assessed when a member joins, through service fees generated when clients spend their trade dollars to purchase goods and services through the exchange from other members, through monthly maintenance fees, and through sales for cash of products originally purchased by IMS with its own trade dollars.

               Trade profits are generated in various ways. Monthly maintenance fees are assessed in trade dollars as well as in cash. Transaction fees are assessed in trade dollars rather than cash for clients in certain industries such as radio and TV stations, hotels, and restaurants and others not accustomed to paying cash fees because they already are involved in many direct barter transactions for their services. Occasionally the company will accept a favorable trade ratio in lieu of a cash service fee. The company also has an opportunity to create additional trade profits by purchasing wholesale, closeout, and liquidation merchandise for cash, and the liquidating of such products through the trade program.

               Earned trade dollars are used by the company to purchase various goods and services required in its operations. All barter transactions are reported at the estimated fair value of the products or services received.

          E.   PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements include the accounts of the company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

          F.   USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          G.   INVENTORY

               Inventory consists primarily of fine art and other merchandise which the company intends to sell. Inventory is carried at the lower of actual cost of acquisition or fair value.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -  INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
               ACCOUNTING POLICIES (continued)

          H.   EARNED TRADE ACCOUNT

               As part of the operations of the subsidiaries, trade dollars are earned which can be and are used to purchase goods and services. This account is increased principally for service, membership and transaction fees, and is decreased by the company's purchase of goods and services for trade dollars. An impairment loss is recognized if it becomes apparent that the fair value of the trade dollars in the account is less than the carrying amount or if it is probable that the company will not use all of its trade dollars.

          I.   FURNITURE AND EQUIPMENT

               Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of five to seven years.

          J.   GOODWILL

               Goodwill represents the excess of the cost over fair value of the assets acquired in the purchase of Wisconsin Barter Exchange, Madison, Wisconsin. The transaction was accounted for as a purchase and the goodwill is being amortized on a straight-line basis over a fifteen year period.

          K.   INCOME TAXES

               Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and income tax basis of assets and liabilities, and to the tax benefit of net operating loss carryovers.

               The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

          L.   CONCENTRATIONS OF CREDIT RISK

               The company grants credit to its customers, substantially all of whom are members of the Continental Trade Exchange barter network located in eastern Wisconsin and northern Illinois. The company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -  INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
               ACCOUNTING POLICIES (continued)

          M.   ADVERTISING

               Advertising costs, which are principally included in selling expenses, are expensed as incurred. Advertising expense was $39,002 and $8,417 for the years ended December 31, 2000 and 1999, respectively.


NOTE 2 -  FURNITURE AND EQUIPMENT



                                                                             Accumulated
                                                             Cost           Depreciation
                                                         -------------     ----------------
                  Balance January 1, 1999                $    174,806       $    110,940
                  Additions during 1999                        50,958
                  Depreciation expense for 1999                                   28,500
                                                         -------------      -------------
                  Balance December 31, 1999                   225,764            139,440
                  Additions during 2000                        54,464
                  Depreciation expense for 2000                                   35,238
                                                         -------------      -------------
                  Balance December 31, 2000              $    280,228       $    174,678
                                                         =============      =============



NOTE 3 -  NOTES PAYABLE - LONG-TERM

          A subsidiary of the company (CTEL) has a revolving line of credit with Bank One in the amount of $50,000, with a final maturity of May 5, 2005. Amounts drawn and outstanding were $36,802 and $29,073 as of December 31, 2000 and 1999, respectively. Monthly payments are due based on the greatest of accrued interest, $250 or 3% of the total amount outstanding. Interest is computed at prime plus 3% (12.5% as of December 31, 2000).

          CTEL obtained an additional business line of credit with Wells Fargo Bank in the amount of $50,000, during November 1998. The line has no maturity date. The balance outstanding was $44,817 and $21,042 as of December 31, 2000 and 1999, respectively. Monthly payments are based on 2% of the outstanding balance. Interest is computed at prime plus 4.75% (14.25% as of December 31, 2000).

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 -  NOTES PAYABLE - LONG-TERM (continued)

          During 2000 CTEL obtained business lines of credit with several credit card companies in the aggregate amount of $42,000. Balances outstanding on the credit lines were $23,153 as of December 31, 2000. Monthly payments approximate $900. Interest rates range from 13.49% to 14.40%.



                                                   Balance
                                                    as of
                                                 December 31,         Current         Long-Term
                                                     2000             Portion          Portion
                                               -----------------   --------------   --------------
                   Bank One                     $     36,802       $     7,775      $    29,027
                   Wells Fargo                        44,817             4,180           40,637
                   Credit cards                       23,153             7,200           15,953
                                                -------------      ------------     ------------
                             Total              $    104,772       $    19,155      $    85,617
                                                =============      ============     ============



          The aggregate amount of maturities of long-term debt for each of the next five years is as follows:


                                              2001                      $    19,155
                                              2002                           15,922
                                              2003                           13,073
                                              2004                           10,531
                                              2005                           18,621
                                           Thereafter                        27,470
                                                                        ------------
                                                                        $   104,772
                                                                        ============



NOTE 4 -  NOTES PAYABLE TO STOCKHOLDER

          From time to time, the president and major shareholder of the company has loaned funds to the subsidiaries. There is no definite repayment schedule. Interest is payable quarterly based on a 12% annual rate.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5 -  DEBENTURES PAYABLE

          Debentures had been issued under the following terms:


                                                                                                Original
                        Number           Rate             Date              Amount              Maturity
                      -----------       -------        -----------        ------------         -----------
                         104             10%            06/08/94          $    10,000           06/01/97
                         105             10%            06/01/94               10,000           06/30/96
                         106             10%            07/01/94               10,000           12/31/96
                         107             13%            04/01/95               10,000           03/31/98
                         108             13%            04/01/95               10,000           03/31/96
                                         10%            12/22/93                5,000           12/31/99


          Those debentures with original maturity dates prior to 1999 had been renewed for indefinite periods at the same interest rates, with the exception of #106 which increased to 12%.

          The $10,000 debentures had attached warrants to purchase 5,000 shares of IMS stock at $2.00 per share. The $5,000 debenture allowed the holder to purchase 2,500 shares at $2.00 per share. The president and major shareholder of the company had personally guaranteed the debentures. Interest was paid quarterly.

          All debentures were exchanged for stock during December 1999.

NOTE 6 -  INCOME TAXES

          Income tax expense consists of the following components:


                                                                                         2000           1999
                                                                                     -----------    -----------
          Currently payable - federal                                                $              $
          Currently payable - state
          Deferred
              Federal                                                                     1,963         (3,074)
              State                                                                         964         (1,509)
                                                                                     -----------    -----------
                    Total expense (benefit)                                          $    2,927     $   (4,583)
                                                                                     ===========    ===========
          Deferred income tax assets are attributable to the tax benefits of net operating loss carryforwards as follows:
                 Classified as a long-term asset                                     $    6,607     $    9,534
                                                                                     ===========    ===========


NOTE 7 -  STOCK OPTIONS

          Two employees of the company were granted stock options in 1996 to acquire 10,000 and 3,000 shares respectively of the $.01 par value common stock of the corporation for $1.00 per share. Both options were exercised in 1999.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          During 2000, the company adopted an incentive stock option plan under which certain officers, key employees, or prospective employees may purchase shares of the company's stock at an established exercise price, which shall not be less than the fair market value at the time the option is granted. Pursuant to the plan, options to purchase 124,000 shares at $3.00 per share were granted during 2000, exercisable over a five-year period subsequent to start dates specified in each agreement as follows:


                        Start date subsequent to:
                       -----------------------------
                              August 1, 2001                                    22,000 shares
                            September 1, 2001                                   18,000 shares
                             December 1, 2001                                   10,000 shares
                             January 1, 2002                                    59,000 shares
                              April 1, 2002                                     9,000 shares
                             October 1, 2002                                    6,000 shares


          Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" establishes financial accounting and reporting standards for stock-based employee compensation plans.

          SFAS 123 defines a fair value based method of accounting for employee stock option or similar equity instruments. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, expected dividends, and the risk-free interest rate over the expected life of the option. The resulting compensation cost is recognized over the service period, which is usually the vesting period.

          Compensation cost can also be measured and accounted for using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount paid to acquire the stock. Under APB 25, no compensation cost is recognized for the stock option plan because the exercise price is at least equal to the quoted market price at the date of grant and therefore there is no intrinsic value.

          As permitted by SAFS 123, the company continues to measure compensation cost for the stock option plan using the accounting method prescribed by APB 25. Compensation cost based on SFAS 123 is not estimable. Accordingly, proforma net income and earnings per share data based on SFAS 123 is not presented.

NOTE 8 -  RELATED PARTY TRANSACTIONS

          The company currently leases its executive offices and principal operating facilities in New Berlin, Wisconsin from Glendale Investments, LLC, a Wisconsin limited liability company which is 100% owned by officers and stockholders of the company. The lease commenced October 1, 1999, and expires September 30, 2002. Lease payments are $5,000 per month ($4,500 per month after January 31, 2000) plus 50% of certain operating costs including insurance, utilities, maintenance and other-than-structural repairs, and 50% of increased real estate taxes over the 1999 taxes.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9 -  COMMITMENTS AND CONTINGENCIES

          The company has various leases for office facilities and vehicles which are classified as operating leases. Total rent expense for all operating leases for 2000 and 1999 is summarized below:


                                                                           2000              1999
                                                                      --------------    --------------
               Office facilities on month-to-month leases             $      31,350     $     106,367
               Related party lease (see Note 8)                              54,500            15,000
               Madison, Wisconsin office lease expiring
                   June 30, 2000, at $375 per month                           2,250             2,250
               Vehicle leases                                                31,623            30,578
                                                                      --------------    --------------
                                                                      $     119,723     $     154,195
                                                                      ==============    ==============


          Minimum future lease commitments as of December 31, 2000, are summarized as follows:


                                                                                Office
                                                                              Facilities        Vehicles
                                                                              ------------     ------------
                    Year ended December 31
                                2001                                           $   54,000       $   14,346
                                2002                                               40,500



NOTE 10 - EARNINGS PER SHARE

          Earnings per share are based on the weighted average number of shares outstanding for the year, restated for the two stock splits in 1999. Weighted average shares outstanding were 2,222,898 and 1,992,198 for 2000 and 1999, respectively. Common stock option shares have not been included due to their antidilutive effect.

                                                                       EXHIBIT A

                                1,000,000 SHARES
                       INTERNATIONAL MONETARY SYSTEMS LTD.
                                  COMMON STOCK

                             SUBSCRIPTION AGREEMENT

International Monetary Systems, Ltd.
16901 West Glendale Drive
New Berlin, Wisconsin  53151

Gentlemen:

     The undersigned irrevocably subscribe(s) for and agree(s) to purchase __________ shares of common stock, par value $0.0001 per share ("Common Stock"), of International Monetary Systems, Ltd. ("Company"), to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full for the Common Stock subscribed for, at the price of $6.00 per share (checks made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.

WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:

     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.

     (2)  The undersigned is not subject to backup withholding because:

          (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.

          (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.

     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

     Common Stock is to be registered as indicated below. (Please type or print.)


--------------------------------------------------------------

                                                                      -------------------------------------------------------------
                                                                                 Social Security or Federal Tax I.D. Number

--------------------------------------------------------------
                         Name(s)

--------------------------------------------------------------
                     Street Address                                   Telephone Number  (   )
                                                                                              -------------------------------------
--------------------------------------------------------------
                 City, State, Zip Code

OWNERSHIP:  [ ] Individual   [ ] Marital Property   [ ] Joint Tenants with
Right of Survivorship   [ ] Tenants in Common   [ ] Corporation
[ ] Partnership   [ ] Trust   [ ]  IRA/Qualified Plan [ ] Other
                                                               ----------------

     If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES

INDIVIDUALS  (All proposed record holders must sign.)

Dated:
      --------------------------------------




-----------------------------------------------------           -----------------------------------------------------
                    (Signature)                                                     (Signature)



-----------------------------------------------------           -----------------------------------------------------
                (Print or Type Name)                                            (Print or Type Name)



CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS  (Certificate Of Signatory Must Be Completed.)


Dated:
      -------------------------------------        ------------------------------------------------------------------
                                                                     (Print or Type Name of Entity)


                                               By:
                                                   ------------------------------------------------------------------
                                                                (Signature of Authorized Representative)


                                         CERTIFICATE OF SIGNATORY


    I,                                                 , am the
      -------------------------------------------------         -----------------------------------------------------
      (Print or Type Name of Authorized Representative)                   (Print or Type Title or Position)

of                                                                       ("Entity").
   ----------------------------------------------------------------------
                (Print or Type Name of Subscribing Entity)

    I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.





    -----------------------------------------------------------------------------------------------------------------
                                                           (Signature of Authorized Representative)
SALES AGENT

    Name of Selected Placement Agent:
                                      -------------------------------------------------------------------------------


    Name of Registered Representative:

                                       ------------------------------------------------------------------------------

ACCEPTANCE

    Subscription [ ] accepted [ ] rejected as of                                  , 20        .
                                                 --------------------------------      -------
                                                         INTERNATIONAL MONETARY SYSTEMS, LTD.



                                         By:
                                             ------------------------------------------------------------------------
                                                              (Signature of Authorized Officer)

                               [Inside back cover]


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                              [Outside back cover]




                      INTERNATIONAL MONETARY SYSTEMS, LTD.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 11.01 through 11.03 of the Bylaws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

               SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

               A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under Section 11.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

               SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under
          Section 11.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

               SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

     Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:


          180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In ss. 180.0850 to 180.0859:
               (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
               (2) "Director or officer" of a corporation means any of the following:
                   (a) An individual who is or was a director or officer of the corporation.
                   (b) An individual who, while a director or officer of the
               corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

                   (c) An individual who, while a director or officer of the
               corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
                   (d) Unless the context requires otherwise, the estate or
               personal representative of a director or officer.
               (3) "Expenses" include fees. costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
               (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
               (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
               (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.
          180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
               (2) (a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
                   1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
                   2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
                   3. A transaction from which the director or officer derived an improper personal profit.
                   4. Wilful misconduct.
                   (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.
                   (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
               (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
               (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
                   (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
          180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under
          s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s. 180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.
          180.0853 ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

               (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.
               (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.
          180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1),
          (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
               (2) The court shall order indemnification if it determines any of the following:
               (a) That the director or officer is entitled to indemnification under s. 180-0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
               (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2).
          180.0955 DETERMINATION OF RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
               (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
               (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub.
          (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.
               (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
               (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
               (5) By a court under s.180.0854.
               (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858.

          180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS. (1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
               (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

          180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853, 180.0856 and 180.0858.
          180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF EXPENSES. (1) Except as provided in sub. (2), ss. 180.0851 and
          180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:
               (a) The articles of incorporation or bylaws.
               (b) A written agreement between the director or officer and the corporation.
               (c) A resolution of the board of directors.
               (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
               (2) Regardless of the existence of an additional right under sub.
          (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
               (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
               (a) As a witness in a proceeding to which he or she is not a party.
               (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
          180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS.
          (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
               (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          All amounts below are based upon the registration of 1,150,000 shares at $6.00 per share, of which 1,000,000 shares are assumed to be sold in the offering at $6.00 per share:

         SEC registration fee..............................................................  $    1,821.60
         NASD filing fee...................................................................       1,190.00
         Brokers' expense allowance........................................................     120,000.00
         Legal fees and expenses...........................................................      98,000.00 *
         Accounting fees and expenses......................................................      17,500.00 *
         Blue Sky fees and expenses........................................................       9,250.00 *
         Printing and engraving............................................................      22,750.00 *
         Other expenses....................................................................       4,988.40 *
                                                                                                ----------
                  Total....................................................................  $  275,500.00 *

---------------------
         *  Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On July 20, 1999, the Registrant sold an aggregate of 13,000 shares of Common Stock to two of its employees (10,000 shares and 3,000 shares, respectively), pursuant to the exercise of options granted in 1996, at the price of $1.00 per share. No selling commissions or other compensation were paid in connection with either transaction. Such sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     On July 29, 1998, in connection with its acquisition of the assets and trade accounts of Wisconsin Barter Exchange, the Registrant issued 15,000 shares of its Common Stock to Scott Sanftleben, the seller of such assets and trade accounts, valued at $3.00 per share ($45,000) for purposes of the sale. No selling commissions or other compensation were paid in connection with either transaction. Such payment was made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     From June 10, 1998 through September 30, 1999, the Registrant sold, as investment units, 112,152 shares of common stock and warrants to purchase an additional 56,076 shares. Each unit consisted of two shares of common stock and a warrant to purchase one additional share for $4.00. Units were sold to 29 individual investors, of whom 6 were accredited and 23 were nonaccredited (but who certified that they had the level of sophistication required by Rule 506 of Regulation D), at the price of $6.00 per unit, for an aggregate purchase price of $336,456. Adjusted for a subsequent 2-for-1 stock split, 224,304 shares of common stock and warrants covering 112,152 additional shares at $2.00 per share were sold. All purchasers received and/or were given access to the information required under Rule 502(b). The foregoing private offering was underwritten, on a "best-efforts" basis, by Pavek Investments, Inc., Milwaukee, Wisconsin; the Registrant paid an aggregate of $33,646 in commissions and expense allowances to Pavek Investments, Inc. in connection with the distribution of the offering. All sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder.

ITEM 27. EXHIBITS.


   Exhibit
   Number                                       Description
   ------                                       -----------
     1.1     Managing Placement Agent (Underwriting) Agreement *
     1.2     Form of Selected Placement Agent (Dealer) Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Gerald R. Turner & Associates, S.C. *
    10.1     Lease Agreement, between Glendale Investments, LLC. and the Registrant *
    10.2     Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank *
    10.3     Form of Employment Agreement
    23.1     Consent of Gerald R. Turner & Associates, S.C. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Smith & Gesteland, LLP.
    24.1     Power of Attorney *


---------------------------
         *  Previously filed.

ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)  Include any prospectus required by section 10(a)(3) of the Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New Berlin, State of Wisconsin on March 27, 2001.



                                       INTERNATIONAL MONETARY SYSTEMS, LTD.


                                 By:           /s/ DONALD F. MARDAK
                                    --------------------------------------------
                                                  Donald F. Mardak,
                                        Chief Executive Officer and President



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                     Signature                                     Title
                     ---------                                     -----


                 DONALD F. MARDAK                         Chief Executive Officer
                                                      (Principal Executive Officer),
                                                          President and Director

               JOHN E. STRABLEY, JR.                     Executive Vice President
                                                               and Director


                  DALE L. MARDAK                   Vice President, Treasurer (Principal
                                                     Financial and Accounting Officer)
                                                               and Director

                By:                  /s/ DONALD F. MARDAK
                    ------------------------------------------------------------
                                        Donald F. Mardak
                         Signing personally as Chief Executive Officer,
                            (Principal Executive Officer), President
                                      and Director, and as
                                    Attorney-in-Fact for the
                                  directors and officers whose
                                     names appear above, on
                                         March 27, 2001.



                              Part III-Signatures

                                1,000,000 SHARES

                      INTERNATIONAL MONETARY SYSTEMS, LTD.

                                  COMMON STOCK



                                INDEX TO EXHIBITS



   Exhibit
   Number                                       Description
   ------                                       -----------

     1.1     Managing Placement Agent (Underwriting) Agreement*
     1.2     Form of Selected Placement Agent (Dealer) Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Gerald R. Turner & Associates, S.C. *
    10.1     Lease Agreement, between Glendale Investments, LLC. and the Registrant *
    10.2     Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank *
    10.3     Form of Employment Agreement
    23.1     Consent of Gerald R. Turner & Associates, S.C. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Smith & Gesteland, LLP.
    24.1     Power of Attorney *


----------------------------
         *  Previously filed.




                                  Exhibit Index